EXHIBIT 99.1

The Premier capital provider to the hospitality industry TM	NEWS RELEASE

Contact:	David Kimichik	Tripp Sullivan
	Chief Financial Officer	Corporate Communications, Inc.
	(972) 490-9600	(615) 254-3376
ASHFORD HOSPITALITY TRUST PRICES $200 MILLION
PREFERRED STOCK OFFERING
DALLAS — (July 11, 2007) — Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has priced 8,000,000 shares of 8.45% Series D Cumulative Preferred Stock at $25.00 per share. The annual distribution for the preferred stock is $2.1125 per share, payable quarterly. Ashford expects to use the net proceeds of the offering to redeem the Company’s Series C Preferred Stock. The offering is expected to close on or about July 18, 2007.
Merrill Lynch & Co., Morgan Stanley and Wachovia Securities acted as joint book-running managers for the offering, and Raymond James, RBC Capital Markets, Davenport & Company LLC, Friedman, Billings, Ramsey, KeyBanc Capital Markets, Oppenheimer & Co. and Stifel Nicolaus acted as co-managers.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any preferred stock nor shall there be any sale of such stock in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A copy of the prospectus supplement and prospectus related to the offering may be obtained from Merrill Lynch & Co., 250 Vesey Street, New York, NY 10080 or by calling 866-500-5408; Morgan Stanley & Co. Incorporated, 180 Varick Street, New York, NY 10014, Attn: Prospectus Department or by calling 866-718-1649; or Wachovia Securities, Attn: Syndicate Operations, Mail Code: NC0675, 1525 W. WT Harris Blvd., Charlotte, NC 28262 or by calling 866-289-1262.
Ashford Hospitality Trust is a self-administered real estate investment trust focused on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions.
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